Exhibit 10.16

July 12, 2013

Michael Kim

[***]

Re: Contingent Offer of Employment

Dear Michael

As you are aware, entities controlled by private equity firms Aquiline Capital Partners LLC and Genstar Capital, LLC have entered into an agreement to purchase Genworth Financial Wealth Management, Inc. (“GFWM”), Genworth Financial Trust Company, and their holding company Centurion Capital Group, Inc. from Genworth Financial, Inc. (“Genworth”). In anticipation of and contingent upon the close of the transaction (referred to as the “Closing Date”), which is expected to occur on or about Thursday, August 1, 2013, we want to take this opportunity to offer you employment with Centurion Capital Group, Inc., on behalf of itself and its wholly owned subsidiaries (collectively referred to in this letter as “CCGI”), beginning on the date immediately following the Closing Date. Your employment with Genworth will automatically terminate upon the Closing Date. The details of your offer are set forth below.

Your employment with CCGI will be in the same position you currently hold with Genworth. Your compensation, including base pay and incentive opportunity (RFS, VIC, SIP, VIP) will remain the same based on your current base pay and incentive opportunity at the time of this offer. Your bi-weekly or hourly rate will remain the same as your current bi-weekly or hourly rate with Genworth, but will be paid one week in arrears for each pay period instead of current. If you are a non-exempt employee, you will continue to be eligible for overtime based upon Federal and State requirements. All compensation is subject to applicable withholding and deductions and is contingent upon your acceptance of this offer and your continued employment.

Please be advised that by accepting this offer, you consent to permit CCGI to conduct a background investigation and continued employment is contingent upon a satisfactory result. This offer and your acceptance are not to be construed as creating an employment contract for any definite period of time. In this regard, your employment is defined as ‘at-will’. This means that just as you are free to leave your employment at any time, CCGI reserves the right to terminate your employment at any time and for any reason, with or without cause or notice. CCGI also reserves the right to change its compensation and benefits programs, as well as other terms and conditions of employment, at any time.

For those of you holding securities licenses currently registered at Capital Brokerage Corporation (CBC), please note that CBC will continue to maintain those registrations after the Close Date. For those of you whose role requires such a registration, your continued maintenance of such registrations in good standing with CBC is required during your employment with CCGI.

We have also enclosed the following documents for your review and signature:

•	Conditions of Employment Acknowledgment

•	Proprietary Information & Inventions Agreement

•	Conflicts of Interest Questionnaire

•	Arbitration Agreement

•	Non-Solicit Agreement

•	Sales Incentive Plan

Please note that the GFWM policies and procedures that are in effect as of the Closing Date will continue to apply to your employment with CCGI unless addressed in one of the documents listed above. More information about where you will be able to access these policies and procedures after the Closing Date will be sent to you via email to your company email address.

If you accept this offer, please acknowledge by signing below. Please note that completion of the above listed forms as well as your acknowledgment below, are conditions of employment with CCGI. You must complete these forms on or before July 24, 2013 in order to accept this offer of employment. Please forward this as well as signed originals of all the documents listed above either to your HR Manager, Rebecca Kymer, in person at the Chicago office location on Tuesday, July 16, 2013, at the Regional Consultant Sales Meeting located at the Chicago Hyatt McCormick July 17-18, 2013, or mail to the address listed on the following page. If you should have any questions, please contact Rebecca Kymer at 925-521-2779.

If you should have any questions, please contact your HR Manager or a member of the HR team.

Sincerely,

/s/ Gurinder S. Ahluwalia
Gurinder S. Ahluwalia
President & Chief Executive Officer

Enclosures:

Checklist for CCGI Offer Document Processing

Code of Ethics

Conditions of Employment Acknowledgment

Proprietary Information & Inventions Agreement

Conflicts of Interest Questionnaire

Arbitration Agreement

Non-Solicit Agreement

Sales Incentive Plan

I accept this contingent offer of employment from CCGI effective upon Close Date.

Michael Kim
Printed Legal Employee Name (Preferred Name in parenthesis if applicable)

/s/ Michael Kim	7/24/13
Legal Signature (As it appears on your Social Security Card)	Date